Exhibit 99.1

Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX PROVIDES DECEMBER QUARTER UPDATE

SAN JOSE, CA, DECEMBER 21, 2010 — Xilinx, Inc. (Nasdaq: XLNX) today provided updated sales guidance for the December quarter of fiscal 2011.

•	December quarter sales are expected to be down approximately 7% to 9% sequentially. This is a revision from previous sales guidance of flat to down 4% sequentially. The decreased sales guidance is primarily related to weaker than anticipated sales to a few large communications customers, specifically in the wireless segment.

•	The Company expects sales growth to return to the communications segment in the March quarter based on current backlog and forecasts from its large customers.

•	Gross margin is expected to be approximately 65%, in line with previous guidance. Additional commentary pertaining to the March quarter will be provided when the company reports its third quarter financial results on January 19, 2011.

No conference call will be held in conjunction with this guidance revision. To receive Xilinx press releases automatically via email, please sign up for a push email alert, which is available from our investor relations website at: http://www.investor.xilinx.com.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “believe,” “may,” “will,” “could,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions to identify such forward-looking statements that include, but are not limited to, statements related to the semiconductor market, the growth and acceptance of our programmable platforms, expected revenue growth, the demand and growth in the markets we serve, opportunity for expansion into new markets, and our expectations regarding our business outlook for the December quarter for fiscal 2011. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including customer acceptance of our new products, our ability to forecast end customer demand, a high dependence on turns business, greater product mix changes than anticipated, our ability to deliver product in a timely manner and other risk factors listed in our most recent Forms 10-Q and 10-K.

About Xilinx

Xilinx is the world’s leading provider of programmable platforms.  For more information, visit www.xilinx.com.

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